KIORA PHARMACEUTICALS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into as of January 10, 2025 (this “Agreement”), is made by and between Kiora Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Eric J. Daniels, MD, MBA (the “Employee”) (Employer and Employee collectively, the “Parties”).

WHEREAS, the Employer desires to employ the Employee and the Employee desires to be employed by the Employer, upon and subject to the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and the mutual promises contained herein, the Parties hereto hereby agree as follows:

1.Freedom to Contract. The Employee represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and that he will not disclose to the Employer, or use for the Employer’s benefit, any trade secrets or confidential information that are the property of any other party.

2.At-Will Employment. The Employer hereby employs the Employee, and the Employee hereby accepts his employment by the Employer, subject to and upon the terms and conditions set forth herein. The Employee shall be an “at-will” employee, subject to the terms and provisions of this Agreement. This means that Employee’s employment is of no definite duration and will continue only as long as both Parties consider it of mutual benefit. Notwithstanding Section 10.2 or any other provision of this Agreement, Employee or Employer are free to terminate the employment relationship at any time with or without cause and with or without notice. Although Employee’s job duties, title, compensation and benefits, as well as Employer’s personnel policies and procedures, may change from time-to-time, the “at will” nature of Employee’s employment may only be changed in a document signed by Employee and Employer’s Chief Executive Officer.

3.Effective Date and Term. The effective time of this Agreement shall be as of January 1, 2025 (the “Effective Date”) and such employment shall continue thereafter in full force and effect until terminated by either Party in accordance with the provisions of this Agreement. The obligations and agreements of the Employee pursuant to Sections 8.7, 10.2, 10.3, 11, 12, 13, and 15.6 hereof shall survive the termination of this Agreement for any reason. The Enterprise Effective Date (the “Start Date”) is October 21, 2021.

4.Title and Duties; Extent of Services.
4.1.The Employee shall promote the business and affairs of the Employer as Chief Development Officer. As Chief Development Officer of the Employer, the Employee shall have such duties and responsibilities as may be assigned to him by the Employer’s President and Chief Executive Officer and its Board of Directors (the “Board of Directors”) from time to time and such other duties and responsibilities as are normal and customary for Chief Development Officers. The Employee shall report and be responsible to the Chief Executive Officer. The Employee shall devote his best efforts and entire time, attention and energies to the business and affairs of the Employer. Subject to Section 4.2, unless the Employee has received the approval of the Chief Executive Officer, he shall not participate in any other business, engage in other business activities, or render services to any other business or person, as a principal, consultant, employee, or in any other capacity.

4.2.During his employment, the Employee may serve on the board of directors, board of advisors, or other similar governing or advisory boards of other companies, institutions, or organizations with the prior written consent of the Chief Executive Officer (not to be unreasonably withheld), provided that: (i) the Employee does not use proprietary, confidential and/or trade secret information, property, assets or employees of the Employer in engaging in such activities; (ii) any such activities do not pose a conflict of interest or interfere with the Employee’s duties to the Employer; and (iii) any such activities are not directly or indirectly for or for the benefit of a business engaged in any commercial activity that is competitive with the Employer or otherwise in breach of the Confidentiality Agreement.

5.[Reserved]

6.Compliance with Policies. Employee acknowledges and agrees that compliance with Employer’s policies, practices, and procedures is a term and condition of his employment under this Agreement.

7.Location of Employment. Employee shall work out of Employee’s home office in San Diego County or shall work at any other location mutually agreed upon by the Employer and the Employee, provided that Employee complies with his obligations to travel regularly for business from time to time, consistent with the Employer’s business needs.

8.Compensation and Benefits.

8.1.Salary. The Employer shall pay the Employee a gross salary at the rate of Thirty-Six Thousand, Nine Hundred and Sixteen Dollars and Sixty-Seven Cents ($36,916.67) per month (which annualizes to Four Hundred, Forty-Three Thousand Dollars and Four Cents ($443,000.04)), subject to all applicable statutory deductions and withholdings, and payable bi-weekly in arrears or otherwise in accordance with state and local law as well as the Employer’s normal and customary payroll practices applicable to all of its employees (“Salary”).

8.2.Performance Bonus. The Employee shall be eligible to receive a performance bonus with respect to each fiscal year of the Employer. Payment of any such performance bonus and the amount, if any, of any such performance bonus shall be entirely at the discretion of the Board of Directors, with an annual target of up to forty percent (40%) of the Employee’s annual Salary (“Performance Bonus”). In determining the amount of any Performance Bonus to be paid to Employee, the Board of Directors shall consider the extent to which the performance criteria established between the Employee and the Board of Directors with respect to such fiscal year has been achieved. Notwithstanding anything express or implied in this Section 8.2 to the contrary, in order to be entitled to receive any performance bonus, the Employee must remain an employee of the Employer on the date that the Employer makes payment of any Performance Bonus.

8.3.Medical Benefits. During the term of this Agreement, the Employee shall be entitled to participate in the health insurance plan offered or generally made available to the Employer’s employees, under the same terms and conditions as those offered to other, similarly situated employees of the Employer, except as otherwise provided in Section 10.2(d) hereof.

8.4.Paid Time Off and Choice Leave. During the term of this Agreement, the Employee shall be entitled to paid time off and choice leave, which includes paid sick leave, consistent with the Employer’s policy concerning paid time off and choice leave and applicable state and local law.

8.5.Other Benefits. During the term of the Employee’s employment with the Employer pursuant to this Agreement, the Employee shall be entitled to receive such other retirement, welfare and fringe benefits (“employee benefits”) as are provided by the Employer to its senior executives and/or key employees, in each case in accordance with the terms and conditions set forth in the plan, agreement or arrangement representing or evidencing such benefits.

8.5.1 For the term of fifteen (15) months from the Effective Date of this Agreement, unless otherwise specified below, the Employee will receive the following “Other Benefits”. At the end of this term, these will be reevaluated:

a.Supplemental Gross Up. The Employer shall pay the Employee a supplemental gross up, including all applicable federal, state, and local deductions, in the amount of Six Thousand Five Hundred Dollars ($6,500) per month.

b.Medical Benefits. In addition to Medical Benefits in Section 8.3, the Employer will continue to provide private family health insurance as currently provided to the Employee through the Employer’s wholly owned Australian subsidiary (Kiora Pharmaceuticals, Pty Ltd.).

c.Superannuation Contribution. The Employer shall continue to make concessional Superannuation contributions (capped at AUD$30,000 annually) as currently provided to the Employee through the Employer’s wholly owned Australian subsidiary (Kiora Pharmaceuticals, Pty Ltd.).

d.California Tax Equalization. For tax years 2025 and 2026, the Employer agrees to reimburse or pay the Employee directly (including all applicable federal, state, and local tax) up to Thirty Thousand Dollars (USD$30,000) in the event that tax due in California exceeds a hypothetical tax return to be run in Melbourne, Victoria (“stay-at-home tax”) for the identical 12-month period.

e.Reimbursed Relocation Expenses. The Employer will reimburse the Employee for relocation expenses up to Fifty Thousand Dollars (USD$50,000). If the Employee voluntarily terminates employment with the Employer, or is terminated for Cause (defined below in Section 10.2(b)), within twelve (12) months of the Effective Date, the Employee will be liable to reimburse Employer for 50% of all incurred relocation expenses reimbursed and paid by Employer through the date of termination. Employee agrees to execute any necessary reimbursement agreements to effectuate this Section 8.5.1(e).

8.6.Discretionary Nature of Benefits. Except as outlined in Section 8.5.1, the Employee understands that the Employer may amend, change or cancel or terminate any of its employment policies and “employee benefits” at any time as allowed by law or by any applicable plan, agreement or arrangement representing or evidencing such employee benefits.

8.7.Taxes. Except for the payments and benefits listed in Section 8.5.1, all compensation and benefits (including, without limitation, any fringe benefits, bonuses, non-cash compensation, subsidies, severance pay or benefits under Article 8 and Section 10.2 hereof) payable or to be provided to the Employee shall be subject to all applicable withholding taxes, to applicable foreign, federal, state and local deductions, and to any other proper deductions.

9.Stock Options; Acceleration Upon Change of Control.

9.1.The Employee shall be eligible for grants of stock options (the “Options”) under the Employer’s 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”), subject to the discretion of the Board of Directors. The Options shall be incentive stock options to purchase shares of the Employer’s common stock, $0.01 par value per share (the “Common Stock”). The Options, if any, shall be subject to, and governed by, the terms and provisions of the Plan and stock option agreement(s) granted thereunder (“Stock Option Agreements”).

9.2.Upon a Change of Control, all of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee prior to such Change of Control under the Plan, including, but not limited to, all stock options previously granted, shall become fully vested and immediately exercisable, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and the Employer and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision. For the purposes hereof, a “Change of Control” occurs upon (a) the closing of any merger or consolidation of the Employer with any other unrelated person or entity, or (b) the sale of all or substantially all of the assets of the Employer to another unrelated person or entity, or (c) the sale of more than fifty percent (50%) of the total voting power of the stock of the Employer to an unrelated party, such that, in each case, the transaction has been approved by the Employer’s stockholders, and in which the stockholders of the Employer immediately prior to such merger, consolidation or sale shall, immediately after such merger, consolidation or sale, own less than fifty percent (50%) of the issued and outstanding capital stock of the person or entity that is the surviving company of any such merger or consolidation, or the acquirer in the case of any such sale of all or substantially all of the assets of the Employer. The provisions of this paragraph shall apply only if the Employee is actively employed by the Employer as a full time employee at the time of a Change of Control.

10.Termination.

10.1.Termination Rights of the Parties. The Employer may terminate the Employee’s employment at any time by giving notice of termination to the Employee, whereupon, unless otherwise specified by the Employer, the date of termination of the Employee’s employment shall be the date on which notice of termination is given to the Employee. Upon the death of the Employee or the Employee’s disability such that he is unable to perform his duties as determined, in good faith, by the Chief Executive Officer, his employment shall terminate immediately upon such occurrence. Subject to Section 13, the date on which the Employee’s employment terminates hereunder is hereinafter referred to as the “Termination Date”.

10.2.Employee’s Right to Compensation Following Termination; Severance Pay.

(a)If the Employee’s employment hereunder terminates for any reason whatsoever, the Employer shall pay all of his (or, in the case of death, his estate) accrued but unpaid Salary and Paid Time Off through and including the Termination Date, which amounts shall be paid to the Employee (or his estate) in a lump sum as of such Termination Date, in accordance with applicable law. Subject to the terms and conditions of this Agreement, the Employee shall also be entitled to such other accrued benefits for which he is eligible under the terms and conditions of the Employer’s employee benefit plans, stock options arrangements, and any applicable law. The accrued compensation and benefits described in this Section 10.2(a) are collectively referred to as the “Accrued Benefits.”

(b)If (i) the Employee voluntarily terminates his employment hereunder without Good Reason (as defined in Section 10.2(e) below) or (ii) the Employee’s employment hereunder terminates by reason of his death or disability or (iii) the Employer terminates the employment of the Employee, at any time, for Cause, then, other than the Accrued Benefits, neither the Employee nor his estate, heirs or other successors shall be entitled to severance pay or other benefits under this Agreement after the Termination Date.

(c)If the employment of the Employee is terminated by the Employer for any reason other than for Cause (as defined in Section 10.2(e) below) at any time or if the employment of the Employee is terminated by the Employee for Good Reason then, subject to Sections 10.3 and 13 and subsection (d) hereof, and in addition to the Accrued Benefits, the Employee shall be entitled to: (i) severance pay in the form of a continuation of the periodic payment of his Salary for a period of six (6) months from the Termination Date; and (ii) an amount equal to the product of (A) the maximum performance bonus, pursuant to Section 8.2, that he would have been eligible to receive for the year in which such termination occurs, multiplied by (B) 0.5, which shall be payable no later than the last installment of his severance. The continued Salary payments referred to in the foregoing clause (i) shall be made in accordance with the Employer’s standard payroll practices and timing as in effect from time to time.

(d)If (i) the employment of the Employee is terminated by the Employer for any reason other than for Cause, or if the employment of the Employee is terminated by the Employee for Good Reason at any time, and (ii) if the Employee elects under COBRA or an analogous state law continuation coverage under the Employer’s health and dental plans, then the Employer will subsidize the cost of such coverage and pay the employer portion of such coverage for a period of six (6) months from the Termination Date, under the same terms and conditions then applicable to active employees with identical coverage (“COBRA Subsidy”), except that the Employee must pay the employee portion for such coverage by making each monthly co-payment to the Employer, in full, no later than the first five (5) business days of any month during which such COBRA Subsidy applies. If the Employee has elected continuation coverage under COBRA or any analogous state law, then the Employee shall be responsible for all costs for any remainder of the COBRA (or analogous) period. If the Employee has, instead, elected health and dental coverage under a state exchange, then the Employee shall pay the cost of premiums for such coverage directly, subject to reimbursement by the Employer for an amount equal to the COBRA Subsidy, and the Employer shall pay any such reimbursement, in full, no later than thirty (30) days after the eighteen (18) month anniversary of the Employee’s Termination Date. Notwithstanding anything herein to the contrary, (A) the amount of the COBRA Subsidy shall not exceed the dollar amount provided to similarly situated active employees of the Employer, and (B) to the extent that the Employer’s payment of such COBRA Subsidy to the Employee is treated as a violation of any applicable non-discrimination laws under the Affordable Care Act, then such COBRA Subsidy shall be unavailable to the Employee under this subsection and his severance under subsection (c) hereof shall be increased by an amount equal to the dollar value of the COBRA Subsidy that would have otherwise been available. Notwithstanding any other provision herein to the contrary, any reimbursement of the COBRA Subsidy shall be paid to the Employee no later than December 31 of the year following the year in which the COBRA expense was incurred.

(e)For purposes of this Agreement, “Cause” shall mean (i) the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or any protected reason under federal, state, or local law), (ii) the Employee’s willful failure to comply with any valid directive of the Board of Directors, (iii) the Employee’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Employer or its affiliates, (iv) the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Employee’s employment with the Employer, (v) the Employee’s conviction or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, subject to applicable law, (vi) the Employee’s material violation of the Employer’s written policies or codes of conduct, or (vii) the Employee’s material breach of any material obligation under this Agreement, the Confidentiality Agreement or any other written agreement between the Employee and the Employer. For the purposes of this Agreement, “Good Reason” shall mean (i) the failure of the Employer to employ the Employee in his current position such that Employee’s duties, authority, or responsibilities are materially diminished without the Employee’s consent; (ii) a material reduction in the Employee’s aggregate Salary below the amount stipulated in Section 8.1 hereof without the Employee’s consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Employer’s officers); or (iii) a material breach by the Employer of this Agreement. The Employee cannot terminate employment for Good Reason unless the Employee has provided written notice to the Employer of the existence of the circumstances providing grounds for termination for Good Reason and the Employer has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances.

(f)In the event that the employment of the Employee is terminated by the Employer for any reason other than for Cause or in the event that the Employee voluntarily terminates his employment hereunder for Good Reason, then that portion of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee under any Employer stock option plan which would have become vested over the three (3) month period following such termination (provided that such period shall be extended to a total of six (6) months if the Employee’s date of termination occurs on or after the eighteen (18) month anniversary of the Start Date or at any time following a Change of Control) had the Employee continued as an employee of Employer throughout such applicable period, shall, instead, become fully vested and immediately exercisable on the Termination Date, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and the Employer and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

(g)The Employee hereby acknowledges and agrees that (i) he shall not be entitled to receive any compensation or benefits from the Employer with respect to any period of time after the Termination Date except to the extent any Accrued Benefits and as otherwise expressly provided in this Section 10.2.; and (ii) the Employer may set off any amounts the Employee owes the

Employer against any amounts the Employer owes the Employee at the date of termination except for amounts the Employer is not entitled by law to set off. Employee agrees to execute any agreement outlining and agreeing to such an offset.

10.3 Employee Release. Any obligation of the Employer to provide the Employee severance payments or other benefits under this Agreement is expressly conditioned upon the Employee reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to the Employer and to the Employee (the “Release”). The Employer shall provide the Employee with the Release promptly after the date on which the Employee gives or receives, as the case may be, notice of termination of the Employee’s employment. Payment of all severance payment or other benefits to which the Employee may be entitled after the Termination Date, other than the Accrued Benefits, shall commence after the effective date of the Release, as set forth in the Release. To the extent that the Release’s effective date occurs after severance payments or other benefits may become due under Section 10.2 hereof, the payments that have accumulated between the Termination Date and before the Release’s effective date will be paid in a lump sum in the first payment made after the Release’s effective date.

11. Proprietary Information, Inventions and Non-Solicitation Agreement. The Employee hereby acknowledges that he has entered into the Employer’s standard form of Proprietary Information, Inventions and Non-Solicitation Agreement (the “Confidentiality Agreement”), which is incorporated herein as if reproduced in its entirety. By accepting this Agreement, the Employee hereby ratifies and accepts the terms of the Employee Proprietary Information, Inventions and Non-Solicitation Agreement and agrees to abide by its terms.

12. Unique Nature of Agreement; Specific Enforcement. The Employer and the Employee agree and acknowledge that the rights and obligations set forth with this Agreement are of a unique and special nature and that the Employer is, therefore, without an adequate legal remedy in the event of the Employee’s violation of any of the covenants set forth in this Agreement. The Employer and the Employee agree, therefore, that each of the covenants made by the Employee under this Agreement shall be specifically enforceable in equity, without the need to post a bond or provide other security, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment), that may be available to the Employer.

13. Section 409A of the Code.
13.1Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Employer determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of any deferred compensation hereunder shall not commence until the date that is the earlier of: (A) six (6) months and one (1) calendar day after the Employee’s separation from service; and (B) his death.

13.2Any installment payments of severance or other deferred compensation under this Agreement shall be deemed a series of separate payments for purposes of section 409A of the Code.

13.3To the extent necessary to comply with Section 409A of the Code, if the period for considering and executing the Release under this Agreement spans two (2) calendar years, then the severance or payment will not be made or commence until the later calendar year.

13.4Notwithstanding anything herein to the contrary, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Code and Treasury Regulations §1.409A-3(a)(1) and 1.409A-1(h), and any references hereunder to “termination of employment” shall have the same meaning as “separation from service,” as so defined.

13.5The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code such that no tax is triggered thereunder. To the extent that any provision of this Agreement is ambiguous as to such compliance with Section 409A of the Code, the provision shall be read in such a manner that all payments hereunder so comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional tax cost to either party.

13.6The Employer makes no representation or warranty as to the compliance of this Agreement with Code Section 409A, and, other than its tax withholding obligation, the Employer shall have no liability to the Employee or any other person if any provisions of this Agreement is determined to constitute deferred compensation taxable under Section 409A of the Code. However, the Parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to avoid liability under Code Section 409A.

14.Treatment of Parachute Payments.

14.1.Notwithstanding any other provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, subject to Section 14.3, the Covered Payments shall be either:

(a)reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b)payable in full if the Employee’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Employee receiving an amount at least five percent (5%) greater than the Reduced Amount.

14.2 Any such reduction pursuant to Section 14.1 shall be made in accordance with Section 409A of the Code and the following:

(a)the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

14.3 Any determination required under this Section 14, including whether any payments or benefits are Parachute Payments, shall be made by the Employer in its reasonable discretion. The Employee shall provide the Employer with such information and documents as the Employer may reasonably request in order to make a determination under this Section 14. The Employer’s determination shall be final and binding on the Employee.

15.Miscellaneous.

15.1Equal Employment Opportunity. The Employer is an equal opportunity employer and is committed to providing a work environment that is free of discrimination. In keeping with this commitment, we maintain a strict policy prohibiting unlawful discrimination based on race (including traits typically associated with race such as certain hairstyles), color, creed, religion (includes religious dress and grooming practices), sex, gender (including pregnancy, childbirth, breastfeeding and/or related medical conditions), reproductive health decisions, gender identity and/or gender expression (including, without limitation, transgender, transsexualism, non-binary, gender non-conforming), marital status, sexual orientation, age (40 and over), national origin (including language use and possession of a driver’s license issued to persons unable to prove their presence in the United States as authorized under federal law), citizenship, immigration status, military or veteran status, physical handicap, disability (physical and mental, including HIV and AIDS), medical condition, genetic characteristic or information, ancestry, the use of cannabis off the job and away from the workplace, or based on any other consideration made unlawful by federal, state, or local laws. This commitment applies to all personnel decisions and to all persons involved in our operations, including volunteers and interns. The Employer prohibits discrimination not just on the basis of individual protected characteristics, but also on the basis of the intersectionality (combination) of two or more protected traits. Employee is expressly prohibited from discriminating against, retaliating against, or harassing any employee, customer, contractor, or intern of the Employer. Employee must treat all individuals working for or on behalf of the Employer respectfully and appropriately.

15.2Entire Agreement. This Agreement, the Confidentiality Agreement, and the Stock Option Agreements shall represent the entire agreement of the Parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.

15.3Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.

15.4Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns and, in the case of the Employee, his heirs. This Agreement may be assigned by the Employer to any Affiliate of the Employer and to a successor of its business (whether by purchase or otherwise). “Affiliate of the Employer” means any person which, directly or indirectly, controls or is controlled by, or is under common control with, the Employer and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, the holding of office in another, by contract, or otherwise. The Employee may not assign or transfer any or all of his rights or obligations under this Agreement.

15.5Disputes. In case of any dispute hereunder, the Parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in County of San Diego, California, and will comply with all requirements necessary to give such court jurisdiction over the Parties and the controversy. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that State's choice of law rules.

15.6Independent Review and Advice. By signing his name below, the Employee expressly acknowledges that he has read this Agreement, has had the opportunity to ask Employer representatives questions about it, has had the opportunity to consult with an attorney of his choice (at his own expense) before signing it, and understands the contents of this Agreement. The Employee further agrees that signing this Agreement is a condition of his employment with the Employer.

15.7Costs and Attorneys’ Fees. In the event of any dispute, controversy, or other proceedings (including litigation or arbitration) arising out of or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including attorney and expert witness fees and costs.

15.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

Remainder of page left intentionally blank

IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement as of the date first set forth above.

Employer:

KIORA PHARMACEUTICALS, INC.

By: /s/ Brian M. Strem

Name: Brian M. Strem, PhD

Title: President & Chief Executive Officer

Employee:

/s/ Eric J. Daniels

Eric J. Daniels, MD, MBA